Exhibit 99.1
FORM 51-102F3
MATERIAL CHANGE REPORT
1.	Name and Address of Company

Inco Limited 145 King Street West Suite 1500 Toronto, Ontario M5H 4B7

2.	Date of Material Change

July 16, 2006

3.	News Release

A press release with respect to the material changes referred to in this report was issued by Inco Limited (“Inco”) on July 16, 2006 through the facilities of Canada Newswire and filed on the System for Electronic Document Analysis and Retrieval (“SEDAR”).

4.	Summary of Material Change

On July 16, 2006, Inco, together with Falconbridge Limited (“Falconbridge”) and Phelps Dodge Corporation (“Phelps Dodge”), announced that they had entered into a number of agreements, described below, relating to, among other things, (i) an increase in the consideration under Inco’s outstanding offer (the “Offer”) to acquire all of the outstanding common shares of Falconbridge and (ii) an increase in the consideration payable to shareholders of Inco under the proposed statutory plan of arrangement involving Inco and Phelps Dodge to be effected under the Canada Business Corporations Act (the “Arrangement”).

On July 16, 2006, Inco further varied its Offer in order to, among other things, (a) increase the consideration payable under the Offer for each Falconbridge common share by Cdn.$1.00 per share from Cdn.$17.50 in cash and 0.55676 of an Inco Share to Cdn.$18.50 in cash and 0.55676 of an Inco share, on a fully prorated basis, (b) reduce the Minimum Tender Condition (as defined below) from 66⅔% to 50.01%, (c) extend the expiry time of the Offer from midnight (Vancouver time) on July 24, 2006 to midnight (Vancouver time) on Thursday, July 27, 2006, and (d) provide that the consideration under the Offer will not be reduced by the amount of the special dividend declared by Falconbridge on July 16, 2006, of Cdn.$0.75 in cash per share payable to Falconbridge common shareholders of record on July 26, 2006, with a payment date of August 10, 2006 (the “Falconbridge Special Dividend”).

The minimum tender condition under the Offer provides that there be validly deposited under the Offer and not withdrawn at the expiry time of the Offer such number of Falconbridge common shares which, together with any Falconbridge common shares directly or indirectly owned by Inco, constitutes at least 50.01% (formerly 66⅔%) of the Falconbridge common shares outstanding at the expiry time of the Offer (calculated on a fully-diluted basis) (the “Minimum Tender Condition).

5.	Full Description of Material Change

Waiver and First Amendment to Combination Agreement between Inco and Phelps Dodge

On July 16, 2006, Inco and Phelps Dodge entered into a Waiver and First Amendment to Combination Agreement (the “Waiver and Amendment”) for the purpose of waiving or amending certain provisions of the combination agreement (as amended, the “Combination Agreement”) originally entered into by Inco and Phelps Dodge on June 25, 2006.

The Waiver and Amendment provides that the consideration payable for each common share of Inco under the proposed Arrangement will be increased by Cdn.$2.75 in cash, from (i) Cdn.$17.50 in cash and 0.672 of a Phelps Dodge common share to (ii) Cdn.$20.25 in cash and 0.672 of a Phelps Dodge common share.

The Waiver and Amendment removed Section 8.1(g) of the Combination Agreement, which had provided that the respective obligations of Phelps Dodge and Inco to effect the Arrangement were conditioned on either Inco having completed a subsequent acquisition transaction and having acquired all of the common shares of Falconbridge or the Support Agreement between Inco and Falconbridge (described below) having been terminated in accordance with its terms. The Waiver and Amendment added a new condition precedent to the Arrangement in favour of Phelps Dodge that provides that Inco shall have acquired at least 50.01% of the Falconbridge common shares under the Offer and, if Inco shall have acquired at least two-thirds of the common shares of Falconbridge, then Inco shall have completed a subsequent acquisition transaction in order to acquire any remaining Falconbridge common shares, or that the Support Agreement (as defined below) shall have been terminated in accordance with its terms without Inco having acquired any Falconbridge common shares under the Offer.

Inco and Phelps Dodge also agreed that, in the event that Inco acquires at least 50.01%, but less than two-thirds, of the Falconbridge common shares, Phelps Dodge may, with the prior consent of Inco (which consent Inco may not unreasonably withhold), postpone the special meeting of Phelps Dodge’s shareholders, which meeting is to be called to consider the amendment to Phelps Dodge’s restated certificate of incorporation and the issuance of Phelps Dodge common shares pursuant to the terms of the Arrangement, until Inco has acquired at least two-thirds of the Falconbridge common shares.

The Waiver and Amendment amended Section 9.3(b)(vi) of the Combination Agreement to provide that Inco will be required to pay Phelps Dodge a termination payment of $925 million in certain circumstances (increased from $475 million) from and after the date that Inco has acquired at least 50.01% of the Falconbridge common shares. The Combination Agreement had previously provided that such increase was payable from and after the date that Inco had acquired at least two-thirds of the Falconbridge common shares.

The Waiver and Amendment also amended Section 5.1 of the Combination Agreement to provide that Inco may make market purchases of up to 5% of the Falconbridge common shares outstanding on the date of the original Offer in accordance with applicable securities laws and the Section 12 of the original Offer.

Pursuant to the Waiver and Amendment, Phelps Dodge consented to, among other things, the Cdn.$1.00 increase in the cash consideration offered to Falconbridge shareholders for each Falconbridge common share under the Offer, assuming full proration, the reduction of the Minimum Tender Condition under the Offer from 66⅔% to 50.01%, and to Inco entering into the Sixth Amendment (as defined below), including to provide for the Falconbridge Special Dividend.

Sixth Amendment to Support Agreement between Inco and Falconbridge

On July 16, 2006, Inco entered into a sixth amending agreement (the “Sixth Amendment”) with Falconbridge to amend the support agreement (as amended, the “Support Agreement”) originally entered into by Inco and Falconbridge on October 10, 2005, as subsequently amended on January 12, 2006, February 20, 2006, March 21, 2006, May 13, 2006 and June 25, 2006, respectively.

Under the terms of the Sixth Amendment, Inco agreed to increase the maximum cash consideration offered to Falconbridge common shareholders pursuant to the Offer to Cdn.$7,080,125,473, or Cdn.$1.00 per Falconbridge common share on a prorated basis. As a result, Falconbridge common shareholders will be entitled to elect to receive either (a) Cdn.$60.20 in cash per Falconbridge common share held, or (b) 0.80312 of an Inco common share plus Cdn.$0.05 in cash for each Falconbridge common share held, subject, in each case, to proration based upon the maximum amount of cash available and the maximum number of Inco common shares issuable under the Offer. Assuming all Falconbridge common shareholders tendered to the Cash Alternative (as defined in the Offer) or all Falconbridge common shareholders tendered to the Share Alternative (as defined in the Offer), each Falconbridge common shareholder would be entitled to receive Cdn.$18.50 in cash and 0.55676 of an Inco common share for each Falconbridge common share tendered, subject to adjustment for fractional shares.

Under the terms of the Sixth Amendment, Falconbridge acknowledged the reduction of the Minimum Tender Condition under the Offer from 66⅔% to 50.01%, with the result that the Offer is subject to the condition that there have been validly deposited under the Offer and not withdrawn at the expiry time of the Offer such number of Falconbridge common shares which, together with any Falconbridge common shares directly or indirectly owned by Inco, constitutes at least 50.01% of the Falconbridge common shares outstanding at the expiry time of the Offer (calculated on a fully-diluted basis).

Also under the terms of the Sixth Amendment, Inco consented to the declaration and payment of the Falconbridge Special Dividend and agreed that Falconbridge would be permitted to reduce the exercise price of any option outstanding on July 16, 2006 under its stock option plans that are exercised after July 16, 2006 by the amount of the Falconbridge Special Dividend in respect of each Falconbridge common share for which any such option is exercised. Inco also agreed to amend the Offer to provide that the per share consideration under the Offer will not be reduced by the payment of the Falconbridge Special Dividend (which would otherwise have occurred pursuant to the terms of the Offer).
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Each of the foregoing descriptions of the Sixth Amendment and the Waiver and Amendment, respectively, does not purport to be complete and is qualified in its entirety by reference to the Sixth Amendment and the Waiver and Amendment, respectively, each of which has been filed separately as a material document on SEDAR.

6.	Reliance on Subsection 7.1(2) or (3) of National Instrument 51-102

Not applicable.

7.	Omitted Information

Not applicable.

8.	Executive Officer

For further information, Simon A. Fish, Executive Vice President, General Counsel and Secretary of Inco may be contacted at (416) 361-7511.

9.	Date of Report

July 20, 2006